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                                                                    EXHIBIT 4.15

                                                               EXECUTION VERSION

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                          FIRST SUPPLEMENTAL INDENTURE

                                     between

                   MICHIGAN ELECTRIC TRANSMISSION COMPANY, LLC

                                       and

                               JPMORGAN CHASE BANK

                                     Trustee

                                   ----------

                          Dated as of December 10, 2003

                                   ----------

                   Supplementing the First Mortgage Indenture

                          Dated as of December 10, 2003

================================================================================

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          FIRST SUPPLEMENTAL INDENTURE (this "FIRST SUPPLEMENTAL INDENTURE"), dated as of December 10, 2003, between MICHIGAN ELECTRIC TRANSMISSION COMPANY, LLC, a limited liability company organized and existing under the laws of the State of Michigan (herein called the "Company"), having its principal office at 540 Avis Drive, Suite H, Ann Arbor, Michigan 48108, and JPMORGAN CHASE BANK, a New York banking corporation duly organized and existing under the laws of the State of New York, as trustee (herein called the "Trustee"), the office of the Trustee at which on the date hereof its corporate trust business is administered being 4 New York Plaza, New York, New York 10004.

                             RECITALS OF THE COMPANY

          WHEREAS, the Company has heretofore executed and delivered to the Trustee a First Mortgage Indenture dated as of December 10, 2003 (the "Mortgage Indenture") encumbering the real property as more particularly described on Exhibit A and Exhibit B attached hereto and providing for (i) the issuance by the Company from time to time of its bonds, notes or other evidences of indebtedness (in the Mortgage Indenture and herein called the "Debt Securities") to be issued in one or more series and to provide security for the payment of the principal of and premium (including any Make-Whole Amount), if any, and interest, if any, on the Debt Securities and (ii) the issuance from time to time of Collateral Securities (as defined in the Mortgage Indenture) (together with the Debt Securities, in the Mortgage Indenture and herein called the "Securities"); and

          WHEREAS, the Company, in the exercise of the power and authority conferred upon and reserved to it under the provisions of the Mortgage Indenture and pursuant to appropriate resolutions of the Manager, has duly determined to make, execute and deliver to the Trustee this First Supplemental Indenture to the Mortgage Indenture as permitted by Sections 201, 301 and 1201 of the Mortgage Indenture in order to establish the form and terms of, and to provide for the creation and issuance of, a first series of Securities under the Mortgage Indenture in an initial aggregate principal amount of $175,000,000 and to amend and supplement the Mortgage Indenture as herein provided; and

          WHEREAS, all things necessary to make the Notes (as defined herein), when executed by the Company and authenticated and delivered by the Trustee or any Authenticating Agent and issued upon the terms and subject to the conditions hereinafter and in the Mortgage Indenture set forth against payment therefor the valid, binding and legal obligations of the Company and to make this First Supplemental Indenture a valid, binding and legal agreement of the Company, have been done;

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          NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH that, in order to establish the terms of a series of Securities, and for and in consideration of the premises and of the covenants contained in the Mortgage Indenture and in this First Supplemental Indenture and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed as follows:

                                   ARTICLE ONE

                        DEFINITIONS AND OTHER PROVISIONS
                             OF GENERAL APPLICATION

          (a) Mortgage Indenture Definitions. Each capitalized term that is used herein and is defined in the Mortgage Indenture shall have the meaning specified in the Mortgage Indenture unless such term is otherwise defined herein; provided, however, that any reference to a "Section" or "Article" refers to a Section or Article, as the case may be, of this First Supplemental Indenture, unless otherwise expressly stated.

          (b) Additional Definitions. For purposes of this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below:

          "Amended Management Services Agreement" means the Amended and Restated Management Services Agreement, dated as of March 11, 2003, between the Company and Trans-Elect, as may be amended or replaced by an agreement between the Company and Trans-Elect or any Affiliate thereof, in each case, to reflect changes required to be reflected as a result of any future registration of Trans-Elect as a holding company under PUHCA.

          "Change of Control" means the failure by Trans-Elect (or any permitted assignee or successor thereto) to own, directly or indirectly, 100% of the voting securities of the sole general partner of Holdco (or any permitted assignee or successor thereto), and to have the authority, subject to limitations set forth from time to time in the Holdco Limited Partnership Agreement, to direct the operations and management of the Company. For the avoidance of doubt, any transfer of a limited partnership interest of Holdco does not constitute a Change of Control.

          "Closing Capital Contribution" means the capital contribution from Holdco received by the Company on the Closing Date in the amount of $43,100,000 and used to prepay in part the Existing Credit Facility.

          "Closing Date" has the meaning assigned to that term in Schedule B to the Note Agreement.

          "Code" means the United States Internal Revenue Code of 1986, as amended.

          "Dispose" or "Disposition" means a sale, lease, transfer or other disposition of any assets of the Company.


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          "EBITDA" means, with reference to any period, the total of the following calculated without duplication for the Company for such period: (a) Net Income; plus (b) (i) Interest Expense, (ii) Federal, state and provincial income taxes and (iii) depreciation and amortization, in each case, only to the extent deducted in the determination of Net Income for such period. If, during any period for which EBITDA is being determined, the Company has acquired or disposed of productive assets or a group of productive assets, EBITDA for such period shall be determined to include or exclude, as applicable, the actual historical results of such productive assets on a pro forma basis.

          "Environmental Laws" means any Law relating to the environment, natural resources, or safety or health of humans or other living organisms, including the release, emission, discharge, deposit, disposal, keeping, treatment, importation, exportation, production, transportation, handling, processing, carrying, manufacture, collection, sorting or presence of any Hazardous Substance.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated thereunder.

          "ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which is treated as a single employer with such Person under Section 414 of the Code.

          "ERISA Event" means:

          (a) the occurrence of a reportable event, within the meaning of
Section 4043 of ERISA, with respect to any Plan unless the notice requirement with respect to such event has been waived;

          (b) the application for a minimum funding waiver with respect to a Plan;

          (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(c) of ERISA;

          (d) the withdrawal by the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;

          (e) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan;

          (f) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA;

          (g) the institution by the PBGC of proceedings to terminate, or cause a trustee to be appointed to administer, a Plan pursuant to Section 4042 of ERISA; or

          (h) the incurrence of withdrawal liability under Title IV of ERISA by the Company or any of its ERISA Affiliates upon the withdrawal by the Company or any of its


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ERISA Affiliates from a Multiemployer Plan or the incurrence of liability by the
Company or any of its ERISA Affiliates upon the termination of a Multiemployer Plan.

          "Event of Default" has the meaning assigned to that term in Article Four of this First Supplemental Indenture.

          "Existing Credit Facility" means that certain Credit Agreement, dated as May 1, 2002, among the Company, the several lenders from time to time parties thereto, Deutsche Bank Securities Inc., as syndication agent, Union Bank of California, as documentation agent, and Canadian Imperial Bank of Commerce, as administrative agent.

          "FERC Delay" means the failure by FERC to accept or approve of, or to issue a final order in connection with, on or before March 31, 2006, the increase in Current Revenue Requirement that the Company, as of the date hereof, is expected to seek in connection with the Final Rate Case Determination Date, and such failure is not the fault of the Company, or any of its Affiliates, or a result of the Company's, or any of its Affiliate's, actions or inactions; provided that the Company has made diligent and documented good faith efforts to expedite FERC's review and evaluation process.

          "Financing Agreements" means the Mortgage Indenture, this First Supplemental Indenture, the Note Agreement, the Notes and the Consumers Consent.

          "First Supplemental Indenture" has the meaning assigned to that term in the introductory paragraph hereof.

          "Hazardous Substance" means any substance, waste, pollutant, contaminant or material subject to regulation under any Environmental Law.

          "Holdco Financing Agreements" means the Holdco Mortgage Indenture, the Holdco Supplemental Indenture, the Holdco Note Agreement and the Holdco Notes.

          "Holdco Limited Partnership Agreement" means the Second Amended and Restated Agreement of Limited Partnership dated as of March 11, 2003 between Trans-Elect Michigan, LLC, a Michigan limited liability company, and SFG V-A Inc., a Delaware corporation, as amended by the First Amendment dated as of August 15, 2003 between Trans-Elect Michigan, LLC and the Purchasers (as defined in the Note Agreement), which Second Amended and Restated Agreement of Limited Partnership is amended and restated in its entirety as of December 10, 2003, by a Third Amended and Restated Agreement of Limited Partnership.

          "Holdco Mortgage Indenture" means that certain Mortgage Indenture, dated as of December 10, 2003, between Holdco and the Trustee.

          "Holdco Note Agreement" means that certain Note Purchase Agreement, dated as of December 10, 2003, between Holdco and the Initial Noteholders.

          "Holdco Notes" means the $90 million senior secured notes issued by Holdco on the Closing Date pursuant to the Holdco Mortgage Indenture and the Holdco Supplemental Indenture.


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          "Holdco Senior Secured Debt" means (i) the Holdco Notes and (ii) any permitted additional Holdco senior secured debt in accordance with the terms of the Holdco Financing Agreements.

          "Holdco Supplemental Indenture" means that certain First Supplemental Indenture, dated as of December 10, 2003, between Holdco and the Trustee.

          "Indenture" means the Mortgage Indenture, as supplemented and modified by this First Supplemental Indenture.

          "Initial Noteholder" means each Noteholder listed on Schedule A to the Note Agreement purchasing any Notes on the Closing Date.

          "Institutional Investor" means (a) any Initial Noteholder, (b) any holder of more than $5,000,000 of the aggregate principal amount of the Notes and (c) any bank, trust company, other financial institution, pension plan, investment company, insurance company, or similar financial institution.

          "Interest Expense" means interest on the Company's Debt (other than Subordinated Debt), excluding (i) the amortization of financing fees and (ii) for the period from the Closing Date to, but excluding, the Final Rate Case Determination Date only, interest payable or creditable to independent power producers with respect to deposits held on their behalf for purposes of interconnection and transmission system upgrades.

          "Investment" or "Invest" means (a) a purchase or acquisition of, or an investment or reinvestment in, Rate Base Assets or (b) without duplication, the making of a firm, good faith contractual commitment, in the ordinary course of business and not subject to any conditions in the Company's control, to purchase or acquire, or invest or reinvest in, Rate Base Assets.

          "Limited Equipment Indebtedness" means Debt (including, without limitation, Capital Lease Obligations) secured by Liens permitted by clause (7) of the definition of "Permitted Liens" set forth in the Mortgage Indenture in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding.

          "Make-Whole Amount" means, with respect to any Note, an amount, as determined by the Company, equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal; provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amounts, the following terms have the following meanings:

               "Called Principal" means, with respect to any Note, the principal of such Note that is to be redeemed pursuant to Section 2.03 or
               2.04 or has become or is declared to be immediately due and payable pursuant to Section 802 of the Mortgage Indenture, as the context requires.

               "Discounted Value" means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled


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               Payments with respect to such Called Principal from their
               respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

               "Reinvestment Yield" means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page PX1" on the Bloomberg Financial Markets Services Screen (or such other display as may replace Page PX1 on the Bloomberg Financial Markets Services Screen) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. The implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Average Life.

               "Remaining Average Life" means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

               "Remaining Scheduled Payments" means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment


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               will be reduced by the amount of interest accrued to such
               Settlement Date and required to be paid on such Settlement Date pursuant to Section 2.03 or 2.04 or Section 802 of the Mortgage Indenture.

               "Settlement Date" means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be redeemed pursuant to Section 2.03 or 2.04 or has become or is declared to be immediately due and payable pursuant to Section 802 of the Mortgage Indenture, as the context requires.

          "Material" means material in relation to the business, operations, affairs, financial condition, assets, prospects or properties of the Company.

          "Mortgage Indenture" has the meaning assigned to that term in the first Recital.

          "MPPA Agreement" means the agreement among Trans-Elect, the Michigan South Central Power Agency and the Michigan Public Power Agency, dated as of August 3, 2001, as amended by Amendment No. 1, and in effect on the date hereof.

          "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

          "Net Income" means, with reference to any period, the net income (or loss) of the Company for such period determined in accordance with GAAP.

          "Net Proceeds" means, with respect to any Disposition of assets, the gross proceeds thereof (including any such proceeds received by way of deferred payment, installment, price adjustment or otherwise), whether in cash or otherwise, net of any taxes paid or reasonably estimated to be paid as a result thereof (after taking into account any available tax credits or deductions applicable thereto).

          "Note" has the meaning assigned to that term in Section 2.01(a).

          "Note Agreement" means that certain Note Purchase Agreement, dated as of December 10, 2003, between the Company and the Initial Noteholders.

          "Noteholders" means (a) the Initial Noteholders and (b) each subsequent holder of a Note as shown on the register maintained by the Company pursuant to Section 305 of the Mortgage Indenture.

          "Payment Event of Default" means an Event of Default under subsections
(a) or (b) of Section 801 of the Mortgage Indenture, or, with respect to failures to make payment only, Section 4.01(d).


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          "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any successor.

          "Plan" means an "employee benefit plan" as defined in Section 3(3) of ERISA that is subject to Title IV of ERISA or is subject to Section 412 of the Code, other than a Multiemployer Plan, which is maintained, sponsored or contributed to, by the Company or any of its ERISA Affiliates.

          "Pro Forma Basis" means, (a) with respect to the calculation of EBITDA/Interest Expense, upon the incurrence of any additional Debt in accordance with Section 3.02(e), the calculation of such ratio shall be based upon (i) the EBITDA determined for the applicable period ending as of the last day of the fiscal quarter most recently ended for which compliance with Sections 3.02(c) and (d) shall have been determined and (ii) the Interest Expense determined for the applicable period ending as of such day, adjusted to take into account the incurrence of such Debt as if such Debt was incurred on the first day of the period for which such Interest Expense was so determined (assuming, if such additional Debt bears interest at a floating rate, that the rate of interest on the date of incurrence thereof was in effect throughout the related calculation period after taking into account the effect of any Hedging Agreements entered into in connection with the incurrence of such Debt), and (b) with respect to the calculation of Debt/EBITDA, upon the incurrence of any additional Debt in accordance with Section 3.02(e), the calculation of such ratio shall be based upon (i) Debt as of the last day of the fiscal quarter most recently ended for which compliance with Sections 3.02(c) and (d) shall have been determined after giving effect to the incurrence of such additional Debt as if such Debt was incurred on such day and (ii) EBITDA determined for the applicable period ending as of such day.

          "PUHCA" means the United States Public Utility Holding Company Act of 1935, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

          "Rate Base Assets" means assets of the Company which are included in FERC's determination of the Company's revenue requirement under the OATT.

          "Ratings Reaffirmation" means, for any point in time, that the ratings on the Notes, as existing at such point in time, are reaffirmed, by each of the rating agencies then rating the Notes (including Moody's) (without the addition of any negative qualification, such as "having a negative outlook" or "being on negative watch"), after consideration of the then existing facts and circumstances and the effect of a proposed applicable event as being equal to or higher than the then current ratings on the Notes, no earlier than 30 days prior to the proposed applicable event.

          "Reputable Insurer" means any financially sound and responsible insurance provider permitted to do business in the State of Michigan rated "A" or better by A.M. Best Company (or if such ratings cease to be published generally for the insurance industry, meeting comparable financial standards then applicable to the insurance industry).


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          "Responsible Officer", when used with respect to the Company, means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant Financing Agreement, or portion thereof.

          "Restricted Payments" means (a) any payment or distribution of assets, properties, cash, rights, obligations or securities on account of any Capital Stock of the Company, (b) any payment on account of, or the setting apart of assets for a sinking or other analogous fund for, the purchase, redemption, retirement, or other acquisition for value of any Capital Stock of the Company or the distribution of any warrants, rights, or options to acquire any such Capital Stock, now or hereafter outstanding, or (c) any distribution of assets or any payments (whether principal, interest or otherwise) on or with respect to Subordinated Debt.

          "Senior Financial Officer" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

          "Subordinated Debt" means unsecured Debt of the Company fully subordinated in right of payment to the Notes and other Senior Secured Debt substantially on the terms set forth in Exhibit C attached hereto.

          "Subsidiary" means, as to any Person, any Corporation or other business entity in which such Person beneficially owns, directly or indirectly, a majority of the outstanding voting securities thereof.

          "Trans-Elect" means Trans-Elect, Inc., a Michigan corporation.

                                   ARTICLE TWO

                TITLE, FORM AND TERMS AND CONDITIONS OF THE NOTES

                            Section 2.01. The Notes.

          (a) The Securities of this series to be issued under the Mortgage Indenture pursuant to this First Supplemental Indenture shall be designated as "5.75% Senior Secured Notes due 2015" (the "Notes") and shall be Debt Securities issued under the Mortgage Indenture.

          (b) The Trustee shall authenticate and deliver the Notes for original issue on the Closing Date in the aggregate principal amount of $175,000,000, upon a Company Order for the authentication and delivery thereof pursuant to
Section 401 of the Mortgage Indenture.

          (c) Interest on the Notes shall be payable to the Persons in whose names such Notes are registered at the close of business on the Regular Record Date for such interest (as specified in subsection (e) below), except as otherwise expressly provided in the form of such Notes attached hereto as Exhibit D.

          (d) The Notes shall mature and the principal thereof shall be due and payable together with all accrued and unpaid interest thereon on December 10, 2015.


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          (e) The Notes shall bear interest at the rate of 5.75% per annum.
Interest shall accrue on the Notes from the Closing Date, or the most recent date to which interest has been paid or duly provided for. The Interest Payment Dates for the Notes shall be June 30 and December 30 in each year, commencing June 30, 2004, and the Regular Record Dates with respect to the Interest Payment Dates for the Notes shall be the 15th calendar day preceding each Interest Payment Date (whether or not a Business Day); provided, however that interest payable at Maturity will be payable to the Noteholder to whom principal is payable.

          (f) Subject to Section 2.02, the Corporate Trust Office of JPMorgan Chase Bank in New York, New York shall be the place at which the principal of and Make-Whole Amount, if any, and interest on the Notes shall be payable. The Corporate Trust Office of JPMorgan Chase Bank in New York, New York shall be the place at which registration of transfer of the Notes may be effected; and JPMorgan Chase Bank shall be the Security Registrar and the Paying Agent for the Notes; provided, however, that the Company reserves the right to designate, by one or more Officer's Certificates, its principal office in Ann Arbor, Michigan as any such place or itself as the Security Registrar; provided, however, that there shall be only a single Security Registrar for the Notes.

          (g) The Notes shall be issuable in registered form in denominations of at least $250,000 or any integral multiple thereof.

          (h) The Notes shall have such other terms and provisions as are provided in the form thereof attached hereto as Exhibit D, and shall be issued in substantially such form.

                       Section 2.02. Payment on the Notes.

          (a) Subject to Section 2.02(b), payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made at the Place of Payment designated in Section 2.01(f) or such place as the Company may at any time, by notice, specify to each Noteholder, so long as such Place of Payment shall be either the principal office of the Company or the principal office of a bank or trust company in New York, New York.

          (b) So long as any Initial Noteholder or its nominee shall be a Noteholder, and notwithstanding anything contained in the Mortgage Indenture,
Section 2.02(a) or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Initial Noteholder's name in Schedule A to the Note Agreement, or by such other method or at such other address as such Initial Noteholder shall have from time to time specified to the Company and the Trustee in writing for such purpose in accordance with the Note Agreement, without the presentation or surrender of such Note or the making of any notation thereon, except that concurrently with or reasonably promptly after payment or redemption in full of any Note, such Initial Noteholder shall surrender such Note for cancellation to the Company at its principal office or at the Place of Payment most recently designated by the Company pursuant to Section 2.02(a). Prior to any sale or other disposition of any Note held by such Initial Noteholder or its nominee such Initial Noteholder will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to


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Section 305 of the Mortgage Indenture; provided, that a transfer by endorsement shall not constitute a registration of transfer for purposes of the Indenture and the Trustee and any agent of the Trustee shall be entitled to the protections of Section 308 of the Indenture with respect to any Note, the transfer of which has not been so registered. The Company will afford the benefits of this Section 2.02(b) to any Institutional Investor that is the direct or indirect transferee of any Note purchased by such Initial Noteholder under the Mortgage Indenture. The Company agrees and acknowledges that the Trustee shall not be liable for any Noteholder's failure to perform its obligations under this Section 2.02(b). Each Initial Noteholder and any such Institutional Investor by its purchase of its Note agrees to indemnify the Trustee for, and to hold it harmless against, any loss, liability or expense incurred without negligence, willful misconduct or bad faith on its part, arising out of or in connection with such Noteholder's or Institutional Investor's failure to comply with the provisions of this Section 2.02(b), including the costs and expenses of defending itself against any claim or liability in connection therewith, such indemnity to survive the payment of such Notes and the resignation or removal of the Trustee.

          (c) Notwithstanding anything to the contrary in Section 113 of the Mortgage Indenture, if the Stated Maturity or any Redemption Date of the Notes shall not be a Business Day at any Place of Payment, then (notwithstanding any other provision of the Mortgage Indenture or this First Supplemental Indenture) payment of interest on or principal (and premium, if any) of the Notes due at the Stated Maturity or on any Redemption Date thereof need not be made at such Place of Payment on such date, but may be made on the next succeeding Business Day at such Place of Payment with the same force and effect as if made on the Stated Maturity or on any Redemption Date thereof, provided that interest shall accrue on the outstanding principal amount of the Notes due at the Stated Maturity or on any Redemption Date thereof at the rate set forth in the Notes until the date of actual payment.

                Section 2.03. Mandatory Redemption of the Notes.

          In addition to the mandatory redemption required by Section 501(a) of the Mortgage Indenture, which Section 501(a) shall apply to the Notes, in the event that any one or more Dispositions during any consecutive 12 month period (except Dispositions permitted under Section 3.02(b)(i), (ii) or (iii)) yield Net Proceeds in excess of $5,000,000, in the aggregate, the Net Proceeds of such Disposition or Dispositions shall be used for the mandatory redemption of the Notes, and/or the redemption or prepayment of other Senior Secured Debt in accordance with its terms, on a date which is no more than nine months following a Disposition that, when aggregated with any other Dispositions, requires compliance with this Section 2.03 unless (x) during the nine month period immediately preceding the date of such Disposition, the Company Invested in any Rate Base Assets in which case an amount of such Net Proceeds equal to the excess, if any, of (A) the total aggregate amount of all such Investments made during such preceding nine month period (excluding, however, the amount of any Investments made pursuant to clause (b) of the definition of "Investment" that were not expended for Rate Base Assets during such nine month period) over (B) the aggregate amount of Debt incurred by the Company (which, with respect to any Debt incurred under the Revolving Facility or any other permitted credit facility of a revolving nature, shall be calculated on a net basis after taking into account any borrowings, prepayments, repayments, reborrowings or other extensions of credit made by or in favor of the Company thereunder), in each case, during such preceding nine month period, need not be applied to such redemption or prepayment, as the case may be, or (y) during the nine month period following the date of such Disposition, the Company shall Invest in Rate Base Assets, in which case an amount of such Net Proceeds so Invested during such following nine month period need not be applied to such redemption or prepayment, as the case may be; provided, however, that in the event that any such amounts referred to in this clause (y) Invested pursuant to clause (b) of the definition of "Investment" are not expended for Rate Base Assets within a period of six months from the end of such following nine month period, any such amounts not so expended shall be used for the mandatory redemption of the Notes, and/or the redemption or prepayment of other Senior Secured Debt in accordance with its terms, on a date not later than the last day of such six month period. Any redemption of the Notes pursuant to this Section 2.03 shall be made (i) at a redemption price equal to the principal amount of the Notes being redeemed and shall be accompanied by payment of accrued and unpaid interest on the principal amount of the Notes so redeemed to the redemption date and a Make-Whole Amount and (ii) in accordance with the procedures for optional redemption set forth in Section 2.04(b) below. Notwithstanding anything to the contrary in this Section 2.03, any amounts utilized pursuant to clauses (x) or (y) above to reduce the amount of Net Proceeds required to be applied to redemption of the Notes and/or redemption or prepayment of other Senior Secured Debt in accordance with its terms may be utilized no more than once with respect to the Net Proceeds of any one or more Dispositions occurring in any consecutive twelve month period.

                       Section 2.04. Optional Redemption.

          (a) Pursuant to Section 501(b) of the Mortgage Indenture, the Notes may be redeemed at the option of Company, in whole or in part, at any time or from time to time at a redemption price equal to the principal amount of such Notes plus the Make-Whole Amount plus accrued and unpaid interest thereon to the redemption date; provided, however, that if the Notes are redeemed in part, the Notes shall not be redeemed in an amount less than $5,000,000 of the aggregate principal amount of the Notes then Outstanding.

          (b) Notwithstanding anything to the contrary in Article Five of the Mortgage Indenture, the redemption of the Notes shall take place in accordance with the procedures and requirements set forth in this Section 2.04(b), without prejudice to the requirements of Section 502 (which shall for purposes of this First Supplemental Indenture also be applicable to a redemption under Section 2.03) and Sections 505 through 507 of the Mortgage Indenture. The Company (or the Trustee, if so requested pursuant to Section 504 of the Mortgage Indenture) shall give each Noteholder written notice of each optional redemption under this
Section 2.04, or a mandatory redemption under Section 2.03, as the case may be, not less than 30 days and not more than 60 days prior to the date fixed for such redemption. Each such notice shall specify such date, the aggregate principal amount of the Notes to be redeemed on such date, the principal amount of each Note held by such Noteholder to be redeemed (determined in accordance with Section 2.04(c)) and the interest to be paid on the redemption date with respect to such principal amount being redeemed, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such redemption (calculated as if the date of such notice were the date of the redemption), setting forth the details of such computation. Two Business Days prior to such redemption, the Company shall deliver to each Noteholder and the Trustee a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified redemption date. The Trustee shall have no responsibility for such calculation.

          (c) Notwithstanding anything to the contrary in Article Five of the Mortgage Indenture, in the case of each partial redemption of the Notes pursuant to Section 2.04(b), the principal amount of the Notes to be redeemed shall be allocated by the Trustee among all of the Notes at the time Outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofor called for redemption, with such adjustments as may be deemed appropriate so that only Notes in denominations of $250,000, or integral multiples thereof, will be redeemed.

                        Section 2.05. Purchase of Notes.

          Except as may be agreed to by a Noteholder or Noteholders in connection with an offer made to all Noteholders on the same terms and conditions, the Company shall not and shall not permit any Affiliate to purchase, redeem or otherwise acquire, directly or indirectly, any of the Outstanding Notes except upon the payment or redemption of the Notes in accordance with the terms of the Indenture. The Company will promptly cause the Trustee to cancel all Notes acquired by it or any Affiliate pursuant to any payment, redemption or purchase of Notes pursuant to any provision of the Indenture and no Notes may be issued in substitution or exchange for any such Notes.

                  Section 2.06. Payment upon Event of Default.

          Upon any Notes becoming due and payable under Section 802 of the Mortgage Indenture, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable
Law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes have become due and payable under Section 802 of the Mortgage Indenture, whether automatically or by declaration, as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

                            Section 2.07. Transfers.

          In registering the transfer of any Note in accordance with Section 305 of the Mortgage Indenture, the Security Registrar and the Trustee shall have no responsibility to monitor securities law compliance in connection with any such transfer.

                                  ARTICLE THREE

                              ADDITIONAL COVENANTS

               Section 3.01. Affirmative Covenants of the Company.

          For purposes of the Notes, pursuant to Section 301(20) of the Mortgage Indenture, Article Six of the Mortgage Indenture is hereby supplemented by incorporating therein the following additional affirmative covenants which the Company shall observe solely for the benefit of the Noteholders for so long as any Note is Outstanding:

          (a) Maintenance and Operation of Properties. The Company shall maintain and preserve, develop, and operate in substantial conformity with all Transmission Documents, applicable Law, Good Utility Practices, and all material Governmental Approvals, all elements of the Transmission System which are used or necessary in the conduct of its businesses in good working order and condition, ordinary wear and tear excepted, except where the failure to so maintain and preserve, develop and operate the Transmission System could not reasonably be expected to have a Material Adverse Effect.

          (b) Maintenance of Insurance. At any time and from time to time, the Company shall provide or cause to be provided, for itself and its assets (including the Transmission System and related equipment), insurance with Reputable Insurers in amounts and within the limits and coverages customarily obtained for comparable businesses under similar circumstances; provided, however, that in no event shall such amounts, limits and coverages be less than the insurance described in the certificate from the Insurance Broker (as defined in the Note Agreement) delivered pursuant to Section 4.19 of the Note Agreement, unless (i) such amounts, limits and coverages are no longer available on commercially reasonable terms or (ii) the Company receives a certificate from a reputable insurance broker certifying that a step-down in the amounts, limits and coverages of its insurance is reasonable based on the amounts, limits and coverages customarily obtained for comparable businesses under similar circumstances. The Company will deliver to the Trustee the certificate required to be delivered pursuant to Section 7.1(h) of the Note Agreement.

          (c) Use of Proceeds. The Company shall apply the net proceeds from the issuance and sale of the Notes to (i) repay certain amounts outstanding under the Existing Credit Facility (the remainder of such amounts shall be repaid with the Closing Capital Contribution), (ii) pay any breakage costs incurred under its existing Hedging Agreements, and (iii) pay reasonable fees and expenses associated with the refinancing of the Existing Credit Facility.

          (d) Distributions. The Company shall adopt and comply with a distribution policy that, subject to applicable Law, available cash flow and the need to maintain a prudent level of reserves, allows periodic distributions to be made to Holdco in an amount at least sufficient to enable Holdco to pay its debt service under the Holdco Notes and other Holdco Senior Secured Debt and to pay corporate overhead and administrative expenses; provided, however, that any such distribution shall be made in accordance with Section 3.02(g).

          (e) Compliance with Laws and Regulations. The Company shall comply with all Laws (including Environmental Laws) to which its Property or assets may be subject, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. In addition, the Company shall immediately pay or cause to be paid when due all costs and expenses incurred in such compliance, except to the extent that the same is being contested in good faith by the Company through appropriate means under circumstances where none of the Mortgaged Property or the Liens thereon will be endangered.

          (f) Permits; Approvals. The Company shall obtain in a timely manner and maintain all Governmental Approvals which are necessary or desirable for the ownership or operation of its Property or the conduct of its business as so conducted, except where failure to obtain or maintain such Governmental Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (g) Real Estate Filings. To the extent that any filing required to perfect any security interest in real property or fixtures constituting Mortgaged Property is not made on or prior to the Closing Date, the Company shall undertake to present all such documents for filing with the appropriate registers of deeds as soon as practicable after the Closing Date, but in no event shall any such presentation for filing take place more than five (5) Business Days after the Closing Date; provided that the Company shall confirm by an Officer's Certificate delivered to the Trustee within six (6) weeks after the Closing Date that each such document has been recorded with the applicable registers of deeds and the security interests created or purported to be created in real property or fixtures by such documents have been fully perfected by recording in the land records, except for documents to be recorded in the registers of deeds in the Counties of Oakland, Kent and Genesee in the State of Michigan, in which case the Company shall confirm by an Officer's Certificate delivered to the Trustee no more than three (3) months after the Closing Date with respect to the Counties of Kent and Genesee, and no more than five (5) months after the Closing Date with respect to the County of Oakland, that such documents have been so recorded.

          (h) Compliance with ERISA. With respect to each Plan, the Company shall comply with ERISA and the Code, except where such failure could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          (i) Delivery of Opinions of Counsel. The Company shall deliver, or cause to be delivered, to the Trustee the opinions of counsel required pursuant to Section 4.4(a) of the Note Agreement.

          (j) Continuance of Rating of the Notes. The Company, at least once annually, shall request Moody's to update the rating issued by Moody's on the Notes and shall furnish to Moody's the information referred to in Section 7.1 of the Note Agreement, together with such other information as Moody's may reasonably request in connection with its continued rating of the Notes.

                Section 3.02. Negative Covenants of the Company.

          For purposes of the Notes, pursuant to Section 301(20) of the Mortgage Indenture, Article Six of the Mortgage Indenture is hereby supplemented by incorporating therein the following negative covenants which the Company shall observe solely for the benefit of the Noteholders for so long as any Note is
Outstanding:

          (a) Restrictions on the Establishment of Subsidiaries. The Company shall not create, acquire or suffer to exist, directly or indirectly, any Subsidiaries or acquire or invest in any other Capital Stock in any Person.

          (b) Limitations on Asset Sales. The Company shall not Dispose of all or any substantial part of its assets during any fiscal year, other than:

               (i) Subject to compliance with Section 610 of the Mortgage Indenture, Dispositions in the ordinary course of business of obsolete or worn out Property and real estate interests not needed for the Company for its Transmission System or for the conduct of its business;

               (ii) Dispositions of assets that would be permitted under Article Eleven of the Mortgage Indenture;

               (iii) Subject to compliance with Section 610 of the Mortgage Indenture, Dispositions of undivided interests in segments of the Transmission System as may be required pursuant to Sections 6,7 or 8 of the MPPA Agreement; or

               (iv) Subject to compliance with Section 610 of the Mortgage Indenture, any other Disposition of assets; provided, that in the event the Net Proceeds of all such Dispositions during any consecutive 12-month period are in excess of $5,000,000, in the aggregate, such Net Proceeds shall be applied in accordance with the terms and conditions of Section 2.03.

          (c) EBITDA / Interest Expense. The Company shall not permit, as of the end of any fiscal quarter (beginning with the fiscal quarter ending March 31, 2004), the ratio of (i) EBITDA for the period of four consecutive fiscal quarters ending on such quarter-end date, to (ii) Interest Expense for such period, to be less than 3.0 to 1.0; provided, however, that for the quarterly calculation dates occurring on March 31, 2004, June 30, 2004 and September 30, 2004, the calculation of the above ratio shall be adjusted as follows:

               (A) with regard to EBITDA, the EBITDA to be included in the calculation shall be the sum of EBITDA for the period of four consecutive fiscal quarters ending on such calculation date, multiplied by: (1) in the case of the March 31, 2004 calculation date, 0.25, (2) in the case of the June 30, 2004 calculation date, 0.50 and (3) in the case of the September 30, 2004 calculation date, 0.75; and

               (B) with regard to Interest Expense, the Interest Expense to be included in the calculation on such calculation date shall be: (1) in the case of the March 31, 2004 calculation date, the Interest Expense for the fiscal quarter ending on such calculation date, (2) in the case of the June 30, 2004 calculation date, the Interest Expense for the two consecutive fiscal quarters ending on such calculation date, and (3) in the case of the September 30, 2004 calculation date, the Interest Expense for the three consecutive fiscal quarters ending on such calculation date.

Notwithstanding the foregoing, for purposes of calculating the EBITDA/Interest Expense ratio referred to above at the end of any fiscal quarter occurring prior to the Final Rate Case Determination Date only, "EBITDA", for any applicable calculation period, may include equity contributions made to the Company by Holdco, solely from equity contributions made to Holdco by its partners for purposes of making such equity contribution to the Company, during such calculation period (or after such period, but only if prior to the earlier of the date on which the Company (i) submits its compliance certificate for such calculation period in accordance with Section 7.2(a) of the Note Agreement and
(ii) is required to submit such compliance certificate for such calculation period), which equity contributions are not used in connection with any investments, distributions or other discretionary expenditures by the Company during such calculation period, provided, however, that the aggregate amount of any such equity contributions to be taken into account for purposes of any such calculation does not equal an amount which is more than 20% of the EBITDA for such calculation period, determined without giving effect to such equity contributions. In the event the credit for any such equity contribution is not needed for the Company to be in compliance with this Section 3.02(c) on any subsequent quarterly calculation date, such funds may be invested, distributed or otherwise used at the discretion of the Company not in contravention of any of the Financing Agreements.

          (d) Debt / EBITDA. The Company shall not permit, as of the end of any fiscal quarter (beginning with the first full fiscal quarter beginning and ending after the earlier of (x) the fiscal quarter in which the Final Rate Case Determination Date occurs and (y) March 31, 2006, or, in the event that the Final Rate Case Determination Date occurs after March 31, 2006 solely as a result of a FERC Delay, September 30, 2006), the ratio of (i) Debt (other than Subordinated Debt) outstanding on such quarter-end date to (ii) EBITDA for the period of four consecutive fiscal quarters ending on such quarter-end date, to exceed 3.5 to 1.0; provided, however, that for each of the first three quarterly calculation dates, the calculation of the above ratio shall be adjusted as follows:

               (i) with regard to Debt, the Debt (other than Subordinated Debt) outstanding on such calculation date shall be multiplied by: (1) in the case of the first quarterly calculation date, 0.25, (2) in the case of the second quarterly calculation date, 0.50 and (3) in the case of the third quarterly calculation date, 0.75; and

               (ii) with regard to EBITDA, the EBITDA to be included in the calculation on such calculation date shall be: (1) in the case of the first quarterly calculation date, the EBITDA for the fiscal quarter ending on such calculation date, (2) in the case of the second quarterly calculation date, the EBITDA for the two consecutive fiscal quarters ending on such calculation date, and (3) in the case of the third quarterly calculation date, the EBITDA for the three consecutive fiscal quarters ending on such calculation date.

          (e) Limitation on Debt. Prior to the Final Rate Case Determination Date, the Company shall not incur any additional Debt (other than Debt incurred under the Revolving Facility and other than Limited Equipment Indebtedness). After the Final Rate Case Determination Date, the Company shall not incur any additional Debt (other than Subordinated Debt ) unless (i) no Default or Event of Default has occurred and is continuing, or would exist immediately after giving effect to, the incurrence of such Debt and (ii) it is in full compliance with Sections 3.02(c) and (d), both immediately prior, and immediately after giving effect, to the incurrence of any such Debt, and the use of proceeds from such incurrence (calculated, in each case, on a Pro Forma Basis as of the last day of the fiscal quarter most recently ended for which compliance with such Sections shall have been determined); provided that (A) if a Default or an Event of Default shall have occurred and is continuing at the time of the incurrence of any Subordinated Debt, the net proceeds from the incurrence of such Subordinated Debt shall be applied to cure such Default or Event of Default to the extent such Default or Event of Default, after giving pro forma effect to the incurrence of such Subordinated Debt, can be so cured, and (B) if a Payment Event of Default shall have occurred and be continuing, no such Subordinated Debt shall be incurred. Any such additional Debt permitted by the preceding sentence (other than (i) any bank or other credit facilities (whether of a revolving nature or not) between the Company and any lenders under which facilities the borrowings outstanding, the face amount of any letters of credit outstanding and any unfunded commitments to extend credit exceed, in the aggregate, $70,000,000 or (ii) any Subordinated Debt, each of which in case of clause (i) and (ii) shall be unsecured) may be secured on a pari passu basis with the Notes pursuant to the terms and conditions of the Mortgage Indenture (any such secured Debt, "Permitted Additional Senior Secured Debt"). Further, the Company shall not, at any time, enter into (i) any Hedging Agreement for speculative purposes or (ii) any Hedging Agreement if the obligations of the Company relating thereto would not be reflected in the calculation of the Company's revenue requirement to be collected under the OATT.

          (f) Limitations on Liens. The Company shall not create, incur, assume or suffer to exist any Lien upon any of the Company's Property, whether now owned or hereafter acquired, other than Permitted Liens.

          (g) Restricted Payments. The Company shall not make any Restricted Payments so long as any Default or Event of Default shall have occurred and be continuing at the time of, or would exist immediately after giving effect to, such Restricted Payment; provided, however, that so long as no Payment Event of Default has occurred or is continuing, or would result from the making of such Restricted Payment, the Company shall be entitled to make Restricted Payments to Holdco to pay:

               (i) any scheduled interest payments that are due and payable under the Holdco Notes or other Holdco Senior Secured Debt, but only to the extent that Holdco does not have cash available for such purpose and such funds are used, immediately following receipt thereof by Holdco, solely for such purpose, and

               (ii) corporate overhead and administrative expenses incurred by Holdco in the ordinary course of business not to exceed $250,000 in any fiscal year;

provided, further, however, that, after the creation or acquisition of any Subsidiary by Holdco after the Closing Date, the Company shall only be permitted to make Restricted Payments in accordance with the foregoing proviso in an amount equal to no more than the sum of (x) any amount then required to pay corporate overhead and administrative expenses (not to exceed $250,000 for any given fiscal year) and (y) the scheduled interest due and payable on the Holdco Notes and any other Holdco Senior Secured Debt incurred prior to, and not in connection with, the creation or acquisition of the first of any such Subsidiary, less any funds Holdco has available for the payment of such corporate overhead and administrative expenses and such interest on the Holdco Notes and other Holdco Senior Secured Debt.

          (h) Restrictions on Investments. Unless permitted by Article Eleven of the Mortgage Indenture, the Company shall not make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person, except:

               (i) extensions of trade credit in the ordinary course of business;

               (ii) investments in Cash Equivalents;

               (iii) loans and advances to employees of the Company in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount not to exceed $300,000 at any one time outstanding;

               (iv) loans to Holdco to pay corporate overhead and administrative expenses incurred by Holdco in the ordinary course of business not to exceed $200,000 at any one time outstanding; and

               (v) investments in Rate Base Assets.

          (i) Limitation on Lines of Business. As of the Closing Date, the Company is in the business of owning transmission facilities and providing transmission service over such facilities. From the Closing Date onward, the Company shall not engage in any business, if as a result, the general nature of the business engaged in by the Company taken as a whole would be substantially changed from the general nature of the business the Company is engaged in on the Closing Date.

          (j) Limitation on Transactions with Affiliates. The Company shall not enter into any Material transaction with any Affiliate (other than the Amended Management Services Agreement), except (i) in the ordinary course of business and (ii) on terms and conditions (A) no less favorable than would be obtainable in a comparable arms-length transaction negotiated in good faith with a Person that is not an Affiliate and (B) consistent with applicable FERC policy regarding Affiliate transactions.

          (k) Limitation on Capital Expenditures. The Company shall not make any Material capital expenditures for, or in, assets that are not Rate Base Assets. In addition, the Company shall not make any capital expenditures prior to the Final Rate Case Determination Date in excess of $50 million in the aggregate; provided, however, that, notwithstanding such limitation, (i) in the event of a FERC Delay, the Company may, during calendar year 2006, make additional Capital Expenditures in excess of the limit specified above in an aggregate amount not to exceed $25,000,000, so long as such additional capital expenditures for such calendar year are budgeted by the Company in its budget as of December 31, 2005, and (ii) the Company may make capital expenditures that it reasonably believes are necessary to comply with its obligations as a regulated electric transmission system owner/operator.

          (l) Limitation on Sale-Lease and Lease-Lease Back Transactions. The Company shall not enter into any sale-leaseback or lease-leaseback transaction involving any of its Properties whether now owned or hereafter acquired, whereby the Company sells, otherwise transfers or leases such Properties and then or thereafter leases or subleases such Properties or any part thereof or any other Properties which the Company intends to use for substantially the same purpose or purposes as the Properties sold, otherwise transferred or leased.

          (m) Transmission Documents. The Company shall not terminate, assign, modify, supplement or waive, or agree or consent to any termination, assignment, modification, supplement or waiver of, any Transmission Document, if such termination, assignment, modification, supplement or waiver of any such Transmission Document could, individually or collectively with all other such terminations, assignments, modifications, supplements or waivers, reasonably be expected to have a Material Adverse Effect.

          (n) Amendments to Exhibit C Hereto. The Company shall not make any amendments or changes to the subordination terms and conditions set forth in Exhibit C hereto that adversely affect the Noteholders without the prior consent of the Noteholders of all the Outstanding Notes.

                                  ARTICLE FOUR

                          ADDITIONAL EVENTS OF DEFAULT

                        Section 4.01. Events of Default.

          For purposes of the Notes, pursuant to Section 301(21) of the Mortgage Indenture, Section 801 of the Mortgage Indenture shall be supplemented to include as "Events of Default" thereunder the occurrence of any of the following events (each such event, together with those "Events of Default" in Section 801 of the Mortgage Indenture, an "Event of Default"):

          (a) Material Covenants. The Company shall fail to perform or observe any covenant set forth in Section 3.02 or its obligation to provide notice to the Noteholders under Section 7.1(c) of the Note Agreement;

          (b) Other Covenants. The Company shall fail to perform or observe any of its obligations or covenants (other than the covenants described in Section 4.01(a) or in Section 801(a), 801(b) or 801(e) of the Mortgage Indenture) contained in any of the Financing Agreements, including Section 7 of the Note Agreement (or in any modification or supplement thereto), and such failure is not cured within 30 days after the earlier to occur of (i) a Responsible Officer of the Company obtaining actual knowledge of such failure and (ii) the

Company receiving notice of such failure from the Trustee or any Noteholder in accordance with the terms of the Mortgage Indenture or the Note Agreement;

          (c) Representations. Any representation, warranty or certification by the Company in any of the Financing Agreements or in any certificate furnished to the Trustee or any Noteholder pursuant to the provisions of this First Supplemental Indenture or any other Financing Agreement shall prove to have been false in any Material respect as of the time made or furnished, as the case may be;

          (d) Debt.

               (i) The Company shall be in default in the payment of any principal, premium, including any make-whole amount, if any, or interest or other fees on any Debt under the Revolving Facility beyond the expiration of any applicable grace or cure period relating thereto;

               (ii) The Company shall be in default in the performance or compliance with any term under the Revolving Facility (other than those referred to in Section 4.01(d)(i)) beyond the expiration of any applicable grace or cure period relating thereto and as a consequence, such Debt thereunder has become or has been declared due and payable;

               (iii) The Company shall be in default in the payment of any principal, premium, including any make-whole amount, if any, or interest on any Debt (other than Subordinated Debt) in the aggregate principal amount of $5,000,000 or more (other than the Revolving Facility which is addressed in Section 4.01(d)(i))beyond the expiration of any applicable grace or cure period relating thereto;

               (iv) The Company shall be in default in the performance or compliance with any term (other than those referred to in Section 4.01(d)(iii)) of any agreement or instrument evidencing any Debt (other than Subordinated Debt and Debt incurred under the Revolving Facility) in the aggregate principal amount of $5,000,000 or more or any other document relating thereto or any condition exists and, as a consequence, such Debt has become or has been declared (or the holder or beneficiary of such Debt or a trustee or agent on behalf of such holder or beneficiary is entitled to declare such Debt to be) due and payable before its stated maturity or before its regularly scheduled dates of payment; or

               (v) As a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), other than as provided in Section 2.03 or Section 2.04 or Section 501(a) or (b) of the Mortgage Indenture, (x) the Company shall have become obligated to purchase or repay any Debt before its regularly scheduled maturity date in the aggregate principal amount of $5,000,000 or more or (y) one or more Persons have the right to require such Debt to be purchased or repaid;

          (e) Judgments. Any judgment or judgments for the payment of money in excess of $5,000,000 (or its equivalent in any other currency) in the aggregate by the Company, which is, or are, not covered in full by insurance, shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction over the Company and the same shall not be discharged (or provision shall not be made for such discharge), bonded or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the Company shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

          (f) Abandonment. (i) The Company shall file with FERC or such other applicable Governmental Authority for the abandonment or termination of transmission service over all or a significant portion of the Transmission System, (ii) FERC or such other applicable Governmental Authority shall issue a final, non-appealable order for the abandonment or termination of transmission service over all or a significant portion of the Transmission System, or (iii) the Company shall otherwise directly or indirectly abandon or terminate transmission service over all or a significant portion of the Transmission System or cease to pursue the operation of the Transmission System for a period in excess of 30 days;

          (g) Transmission Documents. Any Transmission Document shall have been terminated prior to its stated termination date and such termination has, or could reasonably be expected to have, a Material Adverse Effect;

          (h) Security Interests. Subject to Section 611(2) of the Mortgage Indenture and Section 3.01(g), the Company shall fail to perfect and maintain a valid and perfected first priority Lien in any part of the Mortgaged Property, to the extent such perfection can be accomplished by filing;

          (i) Repudiation. Any provision of any Financing Agreement shall (i) be repudiated by the Company or (ii) for any reason other than the express terms thereof cease to be enforceable and such repudiation or unenforceability shall not be remedied within 30 days;

          (j) Total Loss. There shall occur a Total Loss;

          (k) Change of Control. A Change of Control shall have occurred, unless a Ratings Reaffirmation is obtained prior to, and taking into account, such Change of Control;

          (l) ERISA. Any ERISA Event shall have occurred and the liability of the Company and the ERISA Affiliates related to such ERISA Event, when aggregated with all other ERISA Events (determined as of the date of occurrence of such ERISA Event), has resulted in or could reasonably be expected to result in a Material Adverse Effect; or

          (m) Holdco Ownership. Holdco, or a successor, as permitted by Article Eleven of the Holdco Mortgage Indenture, shall cease to own 100% of the Capital Stock in the Company.

                                  ARTICLE FIVE

                            MISCELLANEOUS PROVISIONS

            Section 5.01. Execution of First Supplemental Indenture.

          Except as expressly amended and supplemented hereby, the Mortgage Indenture shall continue in full force and effect in accordance with the provisions thereof and the Mortgage Indenture is in all respects hereby ratified and confirmed. This First Supplemental Indenture and all of its provisions shall be deemed a part of the Mortgage Indenture in the manner and to the extent herein and therein provided. The Notes executed, authenticated and delivered under this First Supplemental Indenture constitute a series of Securities and shall not be considered to be a part of a series of securities executed, authenticated and delivered under any other supplemental indenture entered into pursuant to the Mortgage Indenture.

                        Section 5.02. Effect of Headings.

          The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

                      Section 5.03. Successors and Assigns.

          All covenants and agreements in this First Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

                       Section 5.04. Severability Clause.

          In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

             Section 5.05. Benefit of First Supplemental Indenture.

          Except as otherwise provided in the Mortgage Indenture, nothing in this First Supplemental Indenture or in the Notes, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Noteholders, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

                    Section 5.06. Execution and Counterparts.

          This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

                 Section 5.07. Conflict with Mortgage Indenture.

          If any provision hereof limits, qualifies or conflicts with another provision of the Mortgage Indenture, such provision of this First Supplemental Indenture shall control, insofar as the rights between the Company and the Noteholders are concerned.

                             Section 5.08. Recitals.

          The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness and makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

          IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

                                        MICHIGAN ELECTRIC TRANSMISSION COMPANY,
                                        LLC


                                        By:  /s/ Royal P. Lefere Jr.
                                            ------------------------------------
                                        Name: Royal P. Lefere Jr.
                                        Title: Senior Vice President - Finance


                                        JPMORGAN CHASE BANK, as Trustee


                                        By:  /s/ James D. Heaney
                                            ------------------------------------
                                        Name: James D. Heaney
                                        Title: Vice President

DRAFTED BY:

Dev R. Sen, Esq.
Dewey Ballantine LLP
1301 Avenue of the Americas
New York, NY 10019

AFTER RECORDED, RETURN TO:

William R. Wineman
LandAmerica
National Commercial Services
1050 Wilshire Blvd., Suite 310
Troy, MI 48084

ACKNOWLEDGMENT

STATE OF MICHIGAN   )
                    ) ss.
COUNTY OF WAYNE     )

          On the 10th day of December 2003, before me, Beverly A. Potter, the undersigned notary public, personally came Royal P. Lefere Jr. of Michigan Electric Transmission Company, LLC, a limited liability company organized under the laws of the State of Michigan, and acknowledged that he executed the foregoing instrument in his authorized capacity, and that by his signature on the instrument he, or the entity upon behalf of which he acted, executed the instrument.


                                            ------------------------------------
                                        By: Beverly A. Potter
                                            Notary Public - Michigan
                                            Wayne County
                                            My Commission Expires Oct. 7, 2007

ACKNOWLEDGMENT

STATE OF NEW YORK    )
                     ) ss.
COUNTY OF NEW YORK   )

          On the 10th day of December 2003, before me, James M. Foley, the undersigned notary public, personally came James D. Heaney of JPMorgan Chase Bank, a banking corporation organized under the laws of the State of New York, and acknowledged that he executed the foregoing instrument in his authorized capacity, and that by his signature on the instrument he, or the entity upon behalf of which he acted, executed the instrument.


                                            ------------------------------------
                                        By: James M. Foley
                                            No. 01FO6348400
                                            Notary Public State of New York
                                            Qualified in New York County
                                            My Commission Expires Aug. 31, 2006